Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                                                        Contact:
New York, N.Y. 10022                                                                                                                                                          Mark L. Aaron
                                   212-230-5301

TIFFANY REPORTS STRONG THIRD QUARTER RESULTS

New York, N.Y., November 29, 2011 – Tiffany & Co. (NYSE: TIF) today announced that its net sales in the third quarter ended October 31, 2011 increased 21% over the prior year due to geographically broad-based growth. Net earnings rose 63% reflecting a higher operating margin that benefited from sales leverage on fixed costs. Management raised its earnings forecast for fiscal 2011 to reflect the better-than-expected results.

Third quarter (three months ended October 31, 2011) summary:
•
Worldwide net sales increased 21% to $821.8 million. On a constant-exchange-rate basis excluding the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales increased 17% and comparable store sales increased 16% (see “Non-GAAP Measures” schedule).

•	Net earnings rose 63% to $89.7 million, or $0.70 per diluted share, from $55.1 million, or $0.43 per diluted share, in the prior year.

•
Net earnings in the third quarter of 2010 had been reduced by $0.03 per diluted share for nonrecurring expenses (see SG&A expenses below). Excluding that nonrecurring item, net earnings in this third quarter were 52% above the prior year (see “Non-GAAP Measures” schedule).

Year-to-date (nine months ended October 31, 2011) summary:
•	Worldwide net sales increased 24% to $2.5 billion. On a constant-exchange-rate basis, worldwide net sales rose 19% and comparable store sales rose 18%.

•	Net earnings increased 39% to $260.8 million, or $2.02 per diluted share, compared with $187.2 million, or $1.46 per diluted share, in the prior year.

•
Net earnings in year-to-date 2011 were reduced by $0.20 per diluted share for nonrecurring items related to the recent headquarters relocation. Net earnings in year-to-date 2010 were reduced by $0.03 per diluted share for various non-recurring items. Excluding those items in both years, net earnings rose 50% in the year-to-date (see “Non-GAAP Measures” schedule).

Michael J. Kowalski, chairman and chief executive officer, said, “Increased sales in all regions contributed to the continuation of strong worldwide sales growth in the third quarter. We were also pleased to achieve an improved operating margin by leveraging the sales growth against fixed costs."

Net sales highlights by segment:
•
In the Americas region, sales increased 17% to $387.7 million in the third quarter and 20% to $1.2 billion in the year-to-date. On a constant-exchange-rate basis, total sales and comparable store sales rose 17% and 15% in the third quarter and 20% and 18% in the year-to-date. In the quarter and year-to-date, sales in the New York flagship store increased 24% and 30%, due to strong sales to foreign tourists, while comparable branch store sales in the Americas rose 13% and 16%. Combined Internet and catalog sales in the Americas increased 11% in the quarter and 14% in the year-to-date.

•
In the Asia-Pacific region, sales increased 44% to $183.2 million in the third quarter and 45% to $523.7 million in the year-to-date. On a constant-exchange-rate basis, total sales and comparable store sales rose 40% and 36% in the quarter due to substantial increases in most countries led by growth in the greater China region, and increased 38% and 34% in the year-to-date.

•
In Japan, sales increased 12% to $146.4 million in the third quarter and 13% to $412.3 million in the year-to-date. On a constant-exchange-rate basis, total sales and comparable store sales rose 3% and 4% in the quarter and increased 2% and 3% in the year-to-date.

•
In Europe, sales rose 19% to $92.5 million in the third quarter and 25% to $279.5 million in the year-to-date. On a constant-exchange-rate basis, total sales and comparable store sales rose 15% and 6% in the third quarter due to sales growth in Continental Europe, and increased 17% and 10% in the year-to-date.

•
The Company has opened 18 stores (net) in the past 12 months. At October 31, 2011, the Company operated 243 stores (101 in the Americas, 55 in Japan, 55 in Asia-Pacific and 32 in Europe), versus 225 (93 in the Americas, 56 in Japan, 49 in Asia-Pacific and 27 in Europe) a year ago.

•
Other sales declined 19% to $11.9 million in the third quarter due to lower wholesale sales of finished products to independent distributors within emerging markets and a decline in wholesale sales of rough diamonds. Other sales increased 1% to $39.4 million in the year-to-date.

Other financial highlights:
•
Gross margin (gross profit as a percentage of net sales) of 57.9% in the third quarter compared with 58.5% in the prior year, with the decline primarily due to a shift in sales mix toward higher-priced jewelry that achieves a lower gross margin. Year-to-date, gross margin rose to 58.4% from 58.0% last year.

•
SG&A (selling, general and administrative) expenses increased 10% in the third quarter, and increased 21% in the year-to-date. SG&A expenses in the year-to-date included nonrecurring costs of $43 million recorded in the first half of 2011 related to the recent relocation of Tiffany’s New York headquarters staff, while SG&A expenses in 2010 included $6.1 million in the third quarter and $10.5 million in the year-to-date for the relocation (see “Non-GAAP Measures” schedule). Excluding the nonrecurring costs, SG&A expenses rose 12% in the quarter primarily due to increases in store occupancy, staffing and sales-related variable costs, and rose 18% in the year-to-date.

•
The effective income tax rate was 33.9% in the third quarter versus 34.9% last year. Year-to-date, the effective income tax rate was 33.6% in 2011, compared with 33.2% in 2010 which had included a nonrecurring tax benefit (see “Non-GAAP Measures” schedule).

•
Cash and cash equivalents and short-term investments totaled $297.4 million at October 31, 2011, versus $529.5 million last year. Total short-term and long-term debt totaled $708.8 million at October 31, 2011 versus $755.0 million a year ago, representing 31% of stockholders’ equity compared with 38% a year ago.

•
Net inventories at October 31, 2011 were 25% above the prior year. Combined raw material and work-in-process inventories rose 58%, partly reflecting higher product acquisition costs and expanded internal production, while finished goods inventories rose 8%. Overall, higher inventory levels supported sales growth, store openings, product introductions and expanded assortments.

•
The Company repurchased approximately 1.3 million shares of its Common Stock in the third quarter at a total cost of $86.3 million, or an average cost of $65.37 per share. Year-to-date, the Company has spent $138.8 million to repurchase approximately 2.1 million shares at an average cost of $65.97 per share. At October 31st, approximately $253 million was available for future repurchases under the currently authorized plan. That plan expires in January 2013.

Mr. Kowalski added, “Tiffany is extremely well-positioned to serve growing numbers of discerning customers around the world with extraordinary product offerings and superior shopping experiences. We are, of course, mindful of continued short-term economic challenges and uncertainties in some markets. Worldwide sales-to-date at this relatively early stage of our November-December holiday season are tracking in-line with our current expectations despite recent sales weaknesses in Europe and in the eastern part of the U.S.  We are slightly increasing our full year earnings forecast to $3.70 - $3.80 per diluted share (not including $0.20 per diluted share of nonrecurring expenses) to reflect a portion of the better-than-expected third quarter results.”

Outlook for 2011:
Management’s outlook for the full year ending January 31, 2012 is based on the following assumptions which may or may not prove valid:
a)	Worldwide net sales (in U.S. dollars) increasing by a high-teens percentage, which implies a low-teens percentage increase in the fourth quarter.
b)
Sales by region (in U.S. dollars): Americas sales increasing by a high-teens percentage, Asia-Pacific sales increasing at least 35%, Japan sales increasing at least 10% and Europe sales increasing at least 20%. Other sales are expected to decline modestly.

c)	Adding 14 (net) Company-operated stores including six in the Americas, three in Europe, six in Asia-Pacific and a net reduction of one store in Japan.
d)	Operating margin increasing more than one full point primarily due to an improved ratio of SG&A expenses (excluding nonrecurring items) to sales.
e)	Interest and other expenses, net of approximately $43 million.
f)	An effective income tax rate of approximately 34%.
g)
Net earnings increasing 26% - 30% to $3.70 - $3.80 per diluted share, compared with a prior forecast of $3.65 - $3.75 per diluted share (both forecasts do not include nonrecurring expenses related to the relocation of Tiffany’s New York headquarters staff which reduce net earnings in 2011 by $0.20 per diluted share). This implies net earnings in the fourth quarter in a range of $1.48 - $1.58 per diluted share, versus $1.44 per diluted share in the year-ago period (not including nonrecurring expenses).

h)	Net inventories increasing at least 15%.
i)	Capital expenditures of approximately $250 million.

Today’s Conference Call:
The Company will host a conference call today at 8:30 a.m. (Eastern Time) to review these actual results and its outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its sales results for the November-December holiday period on Tuesday January 10, 2012. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific, Japan and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, store openings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2010 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2011 vs. 2010			Year-to-Date 2011 vs. 2010
	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis
Net Sales:
Worldwide	21%	4%	17%	24%	5%	19%
Americas	17%	—%	17%	20%	—%	20%
Asia-Pacific	44%	4%	40%	45%	7%	38%
Japan	12%	9%	3%	13%	11%	2%
Europe	19%	4%	15%	25%	8%	17%

Comparable Store Sales:
Worldwide	19%	3%	16%	22%	4%	18%
Americas	15%	—%	15%	19%	1%	18%
Asia-Pacific	40%	4%	36%	41%	7%	34%
Japan	13%	9%	4%	14%	11%	3%
Europe	10%	4%	6%	18%	8%	10%

Net Earnings

The accompanying press release presents net earnings and highlights current year and prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s third quarter and year-to-date results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at October 31, 2011. The following table reconciles GAAP net earnings and net earnings per diluted share (“EPS”) to the non-GAAP net earnings and net earnings per diluted share, as adjusted:

	Three Months Ended October 31, 2011		Three Months Ended October 31, 2010
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$ 89,689	$ 0.70	$ 55,079	$ 0.43

Headquarters relocation a	–	–	3,894	0.03

Net earnings, as adjusted	$ 89,689	$ 0.70	$ 58,973	$ 0.46

a
On a pre-tax basis includes charges of $326,000 within cost of sales and $6,095,000 within SG&A for the three months ended October 31, 2010 associated with Tiffany’s consolidation of its New York headquarters staff within one location.

	Nine Months Ended October 31, 2011		Nine Months Ended October 31, 2010
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$ 260,795	$ 2.02	$ 187,179	$ 1.46

Headquarters relocation a	25,994	0.20	6,881	0.05

Tax benefit, net b	–	–	(3,096)	(0.02)

Net earnings, as adjusted	$ 286,789	$ 2.22	$ 190,964	$ 1.49

a
On a pre-tax basis includes charges of $213,000 and $687,000 within cost of sales and $42,506,000 and $10,539,000 within SG&A for the nine months ended October 31, 2011 and 2010 associated with Tiffany’s consolidation of its New York headquarters staff within one location.

b
Includes $3,096,000 of tax benefits primarily related to a change in the tax status of certain subsidiaries associated with the acquisition in 2009 of additional equity interests in diamond sourcing and polishing operations.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2011	2010	2011	2010
Net sales	$821,767	$681,729	$2,455,497	$1,984,075

Cost of sales	345,918	283,158	1,021,258	832,774

Gross profit	475,849	398,571	1,434,239	1,151,301

Selling, general and administrative expenses	329,672	300,993	1,011,556	834,700

Earnings from operations	146,177	97,578	422,683	316,601

Interest and other expenses, net	10,393	12,997	30,159	36,256

Earnings from operations before income taxes	135,784	84,581	392,524	280,345

Provision for income taxes	46,095	29,502	131,729	93,166

Net earnings	$89,689	$55,079	$260,795	$187,179

Net earnings per share:

Basic	$0.71	$0.44	$2.04	$1.48
Diluted	$0.70	$0.43	$2.02	$1.46

Weighted-average number of common shares:

Basic	127,210	126,176	127,614	126,591
Diluted	128,812	127,905	129,329	128,277

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TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited, in thousands)

	October 31,	January 31,	October 31,
	2011	2011	2010
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$297,364	$740,871	$529,496
Accounts receivable, net	170,181	185,969	179,428
Inventories, net	2,065,466	1,625,302	1,654,552
Deferred income taxes	93,790	41,826	24,618
Prepaid expenses and other current assets	117,706	90,577	86,937

Total current assets	2,744,507	2,684,545	2,475,031

Property, plant and equipment, net	752,151	665,588	668,179
Other assets, net	401,626	385,536	371,577

	$3,898,284	$3,735,669	$3,514,787

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$107,830	$38,891	$60,286
Current portion of long-term debt	61,247	60,855	101,675
Accounts payable and accrued liabilities	287,012	258,611	216,293
Income taxes payable	1,459	55,691	2,275
Merchandise and other customer credits	64,360	65,865	65,107

Total current liabilities	521,908	479,913	445,636

Long-term debt	539,703	588,494	593,028
Pension/postretirement benefit obligations	212,268	217,435	195,896
Other long-term liabilities	187,635	147,372	152,744
Deferred gains on sale-leasebacks	124,047	124,980	128,927
Stockholders' equity	2,312,723	2,177,475	1,998,556

	$3,898,284	$3,735,669	$3,514,787

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